Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-231751
The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, Dated December 2, 2019.

Pricing Supplement dated December   , 2019 to the
Product Prospectus Supplement MLN-EI-1 dated June 19, 2019 and
Prospectus Dated June 18, 2019

The Toronto-Dominion Bank
$[●]
Autocallable Barrier Notes Linked to the Least Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the S&P 500® Index Due on or about January 5, 2023

The Toronto-Dominion Bank ("TD" or “we”) is offering the Autocallable Barrier Notes (the “Notes”) linked to the least performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the S&P 500® Index (each, a “Reference Asset” and together, the “Reference Assets”).
The Notes will be automatically called on the Call Payment Date (including the Maturity Date) if, on the applicable Call Observation Date (including the Final Valuation Date), the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value, which is equal to 100.00% of its Initial Value. If the Notes are automatically called, on the Call Payment Date we will pay a cash payment per Note equal to the Call Price corresponding to the applicable Call Observation Date, which is the Principal Amount plus a return equal to the applicable Call Premium. Following an automatic call, no further amounts will be owed under the Notes. The applicable Call Premium (and therefore the applicable Call Price) increases the longer the Notes are outstanding and is based on a per annum rate of at least 12.00% (the “Call Rate”, to be determined on the Pricing Date). If the Notes are not automatically called (meaning that the Closing Value of any Reference Asset is less than its Call Threshold Value on each Call Observation Date, including the Final Valuation Date), the amount we pay at maturity, if anything, will depend on the Closing Value of each Reference Asset on its Final Valuation Date (each, its “Final Value”) relative to its Barrier Value, which is equal to 70.00% of its Initial Value, calculated as follows:
•	If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:
the Principal Amount of $1,000
•	If the Final Value of any Reference Asset is less than its Barrier Value:
the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Least Performing Percentage Change
In this scenario, investors will suffer a loss on their initial investment that is proportionate to the Reference Asset with the lowest percentage change from its Initial Value to its Final Value (the “Least Performing Reference Asset”) over the term of the Notes. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.
The Notes do not pay periodic interest and do not guarantee the return of the Principal Amount. Investors are exposed to the market risk of each Reference Asset on each Call Observation Date (including the Final Valuation Date) and any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or potential increase in the value of any other Reference Asset. If the Notes are not subject to an automatic call and the Final Value of any Reference Asset is less than its Barrier Value, investors may lose up to their entire investment in the Notes. Any payments on the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 in the product prospectus supplement MLN-EI-1 dated June 19, 2019 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 18, 2019 (the “prospectus”).
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on or about January 6, 2020 against payment in immediately available funds.
The estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is expected to be between $945.00 and $975.00 per Note, as discussed further under “Additional Risk Factors — Estimated Value” beginning on page P-9 and “Additional Information Regarding the Estimated Value of the Notes” on page P-31 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.
	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD
Per Note	$1,000.00	$5.00	$995.00
Total	$	$	$
The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

[1]
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $995.00 (99.50%) per $1,000.00 Principal Amount of the Notes.

[2]
TD Securities (USA) LLC (“TDS”) will receive a commission of $5.00 (0.50%) per $1,000.00 Principal Amount of the Notes and may use all or a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes, or will offer the Notes directly to investors. TDS may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $5.00 per Note. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

TD SECURITIES (USA) LLC	P-1

Autocallable Barrier Notes Linked to the Least Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the S&P 500® Index Due on or about January 5, 2023

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Autocallable Barrier Notes
Term:	Approximately 3 years, subject to an automatic call
Reference Assets:	The Dow Jones Industrial Average® (Bloomberg ticker: INDU, “INDU”), the Russell 2000® Index (Bloomberg ticker: RTY, “RTY”) and the S&P 500® Index (Bloomberg ticker: SPX, “SPX”)
CUSIP / ISIN:	89114R7A8 / US89114R7A82
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	December 31, 2019
Issue Date:
January 6, 2019, which is three Business Days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two Business Days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three Business Days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final Valuation Date:	The final Call Observation Date, as set forth below under “—Call Feature” and as described under “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.
Maturity Date:	January 5, 2023, subject to postponement as described below under “—Call Observation Dates” or, if such day is not a Business Day, the next following Business Day.

TD SECURITIES (USA) LLC	P-2

Call Feature:
If the Closing Value of each Reference Asset on any Call Observation Date is greater than or equal to its Call Threshold Value, we will automatically call the Notes and, on the Call Payment Date, we will pay you a cash payment per Note equal to the Call Price, which will be equal to the Principal Amount plus a return equal to the applicable Call Premium. The applicable Call Premium increases the longer the Notes are outstanding and is based on the Call Rate. Following an automatic call, no further amounts will be owed to you under the Notes.
The Call Observation Dates, and the corresponding Call Premium and Call Price (to be determined on the Pricing Date) applicable to each Call Observation Date, are set forth in the table below.
Any positive return on the Notes will not exceed the applicable Call Price, and you will not participate in any appreciation of the level of any Reference Asset, which may be significant. You will receive no positive return on the Notes if the Notes are not subject to an automatic call.
All amounts used in or resulting from any calculation relating to a the applicable Call Premium and Call Price will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.

Call Observation Date(1)	Call Premium(2) (to be determined on the Pricing Date)	Call Price (per Note)(2) (to be determined on the Pricing Date)
January 7, 2021	At least $120.00, reflecting a return of 12.00%	At least $1,120.00
January 4, 2022	At least $240.00, reflecting a return of 24.00%	At least $1,240.00
January 3, 2023 (the “Final Valuation Date”)	At least $360.00, reflecting a return of 36.00%	At least $1,360.00

(1) Subject to postponement as described below under “—Call Observation Dates”.
(2) Represents the minimum Call Premium and Call Price; the actual Call Premiums and Call Prices will be determined on the Pricing Date.

Call Rate:	At least 12.00% per annum (to be determined on the Pricing Date).
Call Threshold Value:
With respect to INDU, [●] (100.00% of its Initial Value, to be determined on the Pricing Date).
With respect to RTY, [●] (100.00% of its Initial Value, to be determined on the Pricing Date).
With respect to SPX, [●] (100.00% of its Initial Value, to be determined on the Pricing Date).

Call Observation Dates:
As set forth in the table above under “—Call Feature”, or if such day is not a Trading Day, the next following Trading Day. If a market disruption event occurs or is continuing with respect to a Reference Asset on any Call Observation Date, the Call Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no market disruption event occurs or is continuing for that Reference Asset. In no event, however, will any Call Observation Date for any Reference Asset be postponed by more than eight Trading Days. If the determination of the Closing Value of a Reference Asset for any Call Observation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the market disruption event. For the avoidance of doubt, if on any Call Observation Date, no market disruption event occurs or is continuing with respect to a particular Reference Asset, the Call Observation Date for such Reference Asset will be made on the originally scheduled Observation Date irrespective of the occurrence of a market disruption event with respect to another Reference Asset. If a Call Observation Date (including the Final Valuation Date) is postponed, the Call Payment Date (including the Maturity Date) will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).
See “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement for a description of what constitutes a market disruption event.

TD SECURITIES (USA) LLC	P-3

Call Payment Date:
If the Notes are subject to an automatic call, the Call Payment Date will be the second Business Day following the applicable Call Observation Date, provided that if the Notes are automatically called on the Final Valuation Date, the Call Payment Date will be the Maturity Date, subject to postponement as described above under “—Call Observation Dates” or, if such day is not a Business Day, the next following Business Day.

Payment at Maturity:
If the Notes are not automatically called, on the Maturity Date we will pay a cash payment, if anything, per Note equal to:
If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:
Principal Amount of $1,000.
If the Final Value of any Reference Asset is less than its Barrier Value:
$1,000 + $1,000 x Least Performing Percentage Change.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Initial Value:
With respect to INDU, [●] (to be determined on the Pricing Date).
With respect to RTY, [●] (to be determined on the Pricing Date).
With respect to SPX, [●] (to be determined on the Pricing Date).
The Initial Value of each Reference Asset equals its Closing Value on the Pricing Date, as determined by the Calculation Agent.

Closing Value:
For each Reference Asset, the Closing Value will be the official closing value published by its sponsor as provided under “Information Regarding the Reference Assets” herein (its “Index Sponsor”) or that of any “successor index” (as defined in the product prospectus supplement), on any Trading Day for such Reference Asset.

Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date.
Barrier Value:
With respect to INDU, [●] (70.00% of its Initial Value, to be determined on the Pricing Date).
With respect to RTY, [●] (70.00% of its Initial Value, to be determined on the Pricing Date).
With respect to SPX, [●] (70.00% of its Initial Value, to be determined on the Pricing Date).

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Monitoring Period:	Final Valuation Date Monitoring
Trading Day:
For each Reference Asset, a Trading Day means a day on which (1) the NYSE and the NASDAQ Stock Market, or their successors, are scheduled to be open for trading and (2) such Reference Asset or any successor thereto is calculated and published by its Index Sponsor, as determined by the Calculation Agent.

TD SECURITIES (USA) LLC	P-4

Business Day:
Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Assets. Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further herein under “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement under “Material U.S. Federal Income Tax Consequences”.

Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Record Date:	The Business Day preceding the applicable Call Payment Date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:
DTC Global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities—Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
The Pricing Date, the Issue Date, and all other dates listed above are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

TD SECURITIES (USA) LLC	P-5

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement MLN-EI-1 (the “product prospectus supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019: http://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm

◾	Product Prospectus Supplement MLN-EI-1 dated June 19, 2019: http://www.sec.gov/Archives/edgar/data/947263/000114036119011262/form424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-6

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.
You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, you should consult your investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of your particular circumstances.
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and you may lose up to your entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose your entire Principal Amount.
The Notes Do Not Pay Interest, and You Will Receive No Positive Return on the Notes If the Notes Are Not Subject to an Automatic Call.
There will be no periodic interest payments on the Notes. You will receive a positive return on the Notes only if they are automatically called, meaning that the Closing Value of each Reference Asset must be greater than or equal to its Call Threshold Value on a Call Observation Date. If the Notes are not subject to an automatic call, meaning that the Closing Value of any Reference Asset is less than its Call Threshold Value on each Call Observation Date, you will not receive a positive return on your investment. Generally, this non-call of the Notes coincides with a period of greater risk of principal loss on the Notes. You will receive no positive return on the Notes if the Notes are not subject to an automatic call.
The Potential Positive Return on the Notes Is Limited to the Applicable Call Premium Paid on the Notes, If Any, Regardless of Any Appreciation of Any Reference Asset.
The potential positive return on the Notes is limited to the applicable Call Premium to be paid only if the Notes are subject to an automatic call, regardless of any appreciation in the level of any Reference Asset. Even if the Notes are subject to an automatic call, if the percentage appreciation of any Reference Asset exceeds the percentage return represented by the applicable Call Premium, the return on the Notes will be less than that of a hypothetical direct investment in such Reference Asset, in a security directly linked to the positive performance of such Reference Asset or in the stocks and any other assets comprising the Reference Asset (the “Reference Asset Constituents”).
Your Return May Be Less than That of a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than that of other investments. The Notes do not provide for any interest payments and you may not receive a positive return on the Notes. Even if the Notes are subject to an automatic call and you receive a positive return on the Notes in respect of the applicable Call Premium, your return on the notes may be less than that of a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further payments will be owed to you under the Notes after the Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
Investors Are Exposed to the Market Risk of Each Reference Asset on Each Call Observation Date (Including the Final Valuation Date).
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on each Call Observation Date (including the Final Valuation Date). Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other Reference Asset. For instance, you will receive a negative return equal to the Least Performing Percentage Change if the Notes are not subject to an automatic call and the Final Value of any Reference Asset is less than its Barrier Value on its Final Valuation Date, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.

TD SECURITIES (USA) LLC	P-7

Because the Notes are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of Receiving No Positive Return and of Losing a Significant Portion or All of Your Initial Investment at Maturity Than If the Notes Were Linked to a Single Reference Asset.
The risk that the Notes will not be subject to an automatic call, and that you will not receive any Call Premium and lose a significant portion or all of your initial investment in the Notes, is greater than that of substantially similar securities linked to the performance of only one Reference Asset. With more Reference Assets, it is more likely that the Closing Value or Final Value, as applicable, of any Reference Asset will be less than its Call Threshold Value on any Call Observation Date (including the Final Valuation Date) than if the Notes were linked to a single Reference Asset.
In addition, a lower correlation between the performance of a pair of Reference Assets results in a greater likelihood one of the Reference Assets will decline in value to a Closing Value or Final Value, as applicable, that is less than its Call Threshold Value or Barrier Value on any Call Observation Date (including the Final Valuation Date). Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Call Rate and Barrier Values, are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Call Rate and lower Barrier Values are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that the Notes will not be automatically called or that the Final Value of any Reference Asset is less than its Barrier Value  is even greater despite lower Barrier Values, and it is more likely that you will not receive a positive return on the Notes and that you will lose a significant portion or all of your initial investment at maturity.
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the then-current least performing Reference Asset, and as a result, you may suffer substantial losses.
The Amount Payable on the Notes is Not Linked to the Value of the Least Performing Reference Asset at Any Time Other Than on the Call Observation Dates (Including the Final Valuation Date).
Any payment on the Notes will be based only on the Closing Value of the Least Performing Reference Asset on the Call Observation Dates (including the Final Valuation Date). Even if the market value of the Least Performing Reference Asset appreciates prior to the applicable Call Observation Date but then drops on such Call Observation Date to a Closing Value that is less than its Call Threshold Value, you will not receive the applicable Call Premium on the Call Payment Date. Similarly, the Payment at Maturity, if any, may be significantly less than if the Notes were linked to the Closing Value of the Least Performing Reference Asset on a date other than the Final Valuation Date. Although the actual values of the Reference Assets at other times during the term of the Notes may be higher than the values on one or more Call Observation Dates (including the Final Valuation Date), any payment of the applicable Call Premium or the Payment at Maturity will be based solely on the Closing Value of the Least Performing Reference Asset on the applicable Call Observation Date (including the Final Valuation Date).

TD SECURITIES (USA) LLC	P-8

The Call Rate and Call Premiums Will Reflect, In Part, the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, a higher volatility of the Reference Assets results in a greater likelihood that the Closing Value of each Reference Asset could be less than its Call Threshold Value on a Call Observation Date or its Barrier Value on its Final Valuation Date. Volatility means the magnitude and frequency of changes in the values of the Reference Assets. This greater risk will generally be reflected in a higher Call Rate and Call Premiums for the Notes as compared to the interest rate payable on our conventional debt securities with a comparable term. However, while the Call Rate and Call Premiums are set on the Pricing Date, the Reference Assets’ volatility can change significantly over the term of the Notes, and may increase. The value of any Reference Asset could fall sharply on the Call Observation Dates, which may result in the Notes being subject to no automatic call and in a loss of a significant portion or all of your initial investment.
There Are Market Risks Associated with each Reference Asset.
The value of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset, the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Assets for your Notes. For additional information, see "Information Regarding the Reference Assets" in this pricing supplement.
Estimated Value
The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes on the Pricing Date is expected to be less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes on the Pricing Date is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes will not be a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if

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any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Notes are Subject to Small-Capitalization Stock Risks.
The Notes are subject to risks associated with small-capitalization companies because the RTY’s Reference Asset Constituents are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the RTY may be more volatile than an index in which a greater percentage of the Reference Asset Constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
If the Value of any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the value of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the value of each Reference Asset increases above its Initial Value during the life of the Notes, the market value of your Notes may not increase by the same amount and could decline.
We Have No Affiliation with Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by any Index Sponsor.
No Index Sponsor is an affiliate of ours and no such entity will be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of any Index Sponsor, including any actions of the type that would require the Calculation Agent to adjust any amount payable on the Notes. No Index Sponsor has any obligation of any sort with respect to the Notes. Thus, no Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the applicable Reference Asset or the Notes. Except pursuant to any license agreement with an Index Sponsor and specified in “Information Regarding the Reference Assets” below, none of the proceeds from the issuance of the Notes will be delivered to any Index Sponsor.
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amount payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amount payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product prospectus supplement.
The Reference Assets Reflect Price Return, not Total Return.
The return on your Notes is based on the performance of the Reference Assets, which reflect the changes in the market prices of their respective Reference Asset Constituents. They are not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset Constituents. The return on your Notes will not include such a total return feature or dividend component.
Any Call Observation Date (including the Final Valuation Date) and the Potential Payment Date are Subject to Market Disruption Events and Postponements.
Each Call Observation Date (including the Final Valuation Date) and the potential payment date (including the Maturity Date) are subject to postponement as described in the product prospectus supplement due to the occurrence of one of more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement and herein under “Summary—Call

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Observation Dates”. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.
Trading and Business Activities by the Bank or its Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Notes.
We, the Agent and our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the values of the Reference Assets or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Reference Assets or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and our affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent or our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates or the Agents or their affiliates may affect the value of a Reference Asset or one or more Reference Asset Constituents and, therefore, the market value of, or any payment on, the Notes.
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement, and the section entitled “Material U.S. Federal Income Tax Consequences” below. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.” If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payment that might be due under the Notes.

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Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The Closing Values and Percentage Changes of the Reference Assets used to illustrate the calculation of whether the Notes are subject to an automatic call and the Payment at Maturity are not estimates or forecasts of the Initial Value, the Closing Value, the Final Value or the value of any Reference Asset. All examples assume, for hypothetical Reference Asset A, Reference Asset B and Reference Asset C, respectively, hypothetical Initial Values of 28,000.00, 1,500.00 and 3,000.00, hypothetical Call Threshold Values of 28,000.00, 1,500.00 and 3,000.00 (each 100.00% of the applicable hypothetical Initial Value), hypothetical Barrier Values of 19,600.00, 1,050.00 and 2,100.00 (each 70.00% of the applicable hypothetical Initial Value), a hypothetical Call Rate of 12.00% per annum (which is the minimum Call Rate indicated on the cover), that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on any Call Observation Date (including the Final Valuation Date).The actual terms of the Notes will be set forth on the cover page of the final pricing supplement.
Example 1 —	The Closing Value of Each Reference Asset is Greater than or Equal to its Call Threshold Value on the First Call Observation Date and The Notes Are Automatically Called.

Date	Closing Values	Payment (per Note)
First Call Observation Date
Reference Asset A: 28,570.00 (greater than or equal to its Call Threshold Value)
Reference Asset B: 1,600.00 (greater than or equal to its Call Threshold Value)
Reference Asset C: 3,100.00 (greater than or equal to its Call Threshold Value)
$1,000.00 (Principal Amount) + $ 120.00 (Applicable Call Premium) $1,120.00 (Call Price)
Because the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value on the first Call Observation Date, the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment equal to $1,120.00 per Note, reflecting the Principal Amount plus the applicable Call Premium, for a return of 12.00% per Note. No further amounts will be owed under the Notes.

Example 2 —	The Closing Value of Each Reference Asset is Greater than or Equal to its Call Threshold Value on the Second Call Observation Date and The Notes Are Automatically Called.

Date	Closing Values	Payment (per Note)
First Call Observation Date	Reference Asset A: 24,000.00 (less than its Call Threshold Value) Reference Asset B: 1,800.00 (greater than or equal to its Call Threshold Value) Reference Asset C: 3,200.00 (greater than or equal to its Call Threshold Value)	$0
Second Call Observation Date
Reference Asset A: 28,000.00 (greater than or equal to its Call Threshold Value)
Reference Asset B: 1,500.00 (greater than or equal to its Call Threshold Value)
Reference Asset C: 3,300.00 (greater than or equal to its Call Threshold Value)
		$1,000.00 (Principal Amount) + $ 240.00 (Applicable Call Premium) $1,240.00 (Call Price)
Because the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value on the second Call Observation Date, the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment equal to $1,240.00 per Note, reflecting the Principal Amount plus the applicable Call Premium, for a return of 24.00% per Note. No further amounts will be owed under the Notes.

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Example 3 —	The Closing Value of Each Reference Asset is Greater than or Equal to its Call Threshold Value on the Final Valuation Date and The Notes Are Automatically Called.

Date	Closing Values	Payment (per Note)
First Call Observation Date	Reference Asset A: 24,500.00 (less than its Call Threshold Value) Reference Asset B: 1,400.00 (less than its Call Threshold Value) Reference Asset C: 3,200.00 (greater than or equal to its Call Threshold Value)	$0
Second Call Observation Date	Reference Asset A: 27,000.00 (less than its Call Threshold Value) Reference Asset B: 1,600.00 (greater than or equal to its Call Threshold Value) Reference Asset C: 2,900.00 (less than its Call Threshold Value)	$0
Final Valuation Date
Reference Asset A: 29,000.00 (greater than or equal to its Call Threshold Value)
Reference Asset B: 1,600.00 (greater than or equal to its Call Threshold Value)
Reference Asset C: 3,000.00 (greater than or equal to its Call Threshold Value)
		$1,000.00 (Principal Amount) + $ 360.00 (Applicable Call Premium) $1,360.00 (Call Price)
Because the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value on the Final Valuation Date, the Notes will be automatically called and, on the Maturity Date, we will pay you a cash payment equal to $1,360.00 per Note, reflecting the Principal Amount plus the applicable Call Premium, for a return of 36.00% per Note.

Example 4 —
The Closing Value of at Least One Reference Asset is Less than its Call Threshold Value on Each Call Observation Date, the Notes Are Not Automatically Called and the Final Value of Each Reference Asset is Greater Than or Equal to its Barrier Value.

Date	Closing Values	Payment (per Note)
First Call Observation Date	Reference Asset A: 25,550.00 (less than its Call Threshold Value) Reference Asset B: 1,550.00 (greater than or equal to its Call Threshold Value) Reference Asset C: 2,950.00 (less than its Call Threshold Value)	$0
Second Call Observation Date	Reference Asset A: 27,000.00 (less than its Call Threshold Value) Reference Asset B: 1,300.00 (less than its Call Threshold Value) Reference Asset C: 2,800.00 (less than its Call Threshold Value)	$0
Final Valuation Date
Reference Asset A: 25,250.00 (less than its Call Threshold Value; greater than or equal to its Barrier Value)
Reference Asset B: 1,400.00 (less than its Call Threshold Value; greater than or equal to its Barrier Value)
Reference Asset C: 2,500.00 (less than its Call Threshold Value; greater than or equal to its Barrier Value)
		$1,000.00 (Principal Amount)
Because the Closing Value of each Reference Asset on each Call Observation Date is less than its Call Threshold Value, the Notes will not be subject to an automatic call. Because the Final Value of each Reference Asset is greater than or equal to its Barrier Value on the Final Valuation Date, we will pay you a cash payment equal to $1,000.00 per Note on the Maturity Date, reflecting the Principal Amount, for a return of 0.00% per Note.

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Example 5 —
The Closing Value of at Least One Reference Asset is Less than its Call Threshold Value on Each Call Observation Date, the Notes Are Not Automatically Called and the Final Value of the Least Performing Reference Asset is Less Than its Barrier Value.

Date	Closing Values	Payment (per Note)
First Call Observation Date	Reference Asset A: 24,550.00 (less than its Call Threshold Value) Reference Asset B: 1,350.00 (less than its Call Threshold Value) Reference Asset C: 2,650.00 (less than its Call Threshold Value)	$0
Second Call Observation Date	Reference Asset A: 30,000.00 (greater than or equal to its Call Threshold Value) Reference Asset B: 1,200.00 (less than its Call Threshold Value) Reference Asset C: 2,800.00 (less than its Call Threshold Value)	$0
Final Valuation Date
Reference Asset A: 14,000.00 (less than its Call Threshold Value and Barrier Value)
Reference Asset B: 1,300.00 (less than its Call Threshold Value; greater than or equal to its Barrier Value)
Reference Asset C: 2,900.00 (less than its Call Threshold Value; greater than or equal to its Barrier Value)
		= $1,000 + ($1,000 x Least Performing Percentage Change) = $1,000 + ($1,000 x –50.00%) = $500.00 (Total Payment on Maturity Date)
Because the Closing Value of at least one Reference Asset is less than its Call Threshold Value on each Call Observation Date, the Notes will not be subject to an automatic call. Because the Final Value of the Least Performing Reference Asset is less than its Barrier Value, we will pay you a cash payment per Note that is less than the Principal Amount, if anything, equal to the Principal Amount plus the product of the Principal Amount and the Least Performing Percentage Change on the Maturity Date, for a total of $500.000 per Note, a loss of 50.00% per Note.

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Information Regarding the Reference Assets
All disclosures contained in this document regarding the Reference Assets, including, without limitation, their make-up, methods of calculation, and changes in any Reference Asset components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Index Sponsors. Each Index Sponsor, owns the copyright and all other rights to the relevant Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the relevant Reference Asset. None of the websites referenced in the Reference Asset descriptions below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference.
We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg Professional® service (“Bloomberg”).
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of the Reference Asset. We cannot give you assurance that the performance of the Reference Assets will result in any positive return on your initial investment.
Dow Jones Industrial Average®
The Dow Jones Industrial Average® (“INDU”) is a benchmark of performance for companies in the U.S. stock market by measuring the price-weighted average of 30 “blue-chip” U.S. stocks in all industries, with the exception of those in the transportation and utilities industry. The number of stocks in INDU was 12 in 1896, rose to 20 in 1916, then to 30 in 1928, and has been at that level ever since. INDU is calculated in U.S. dollars as well as Japanese yen.
While there are no quantitative rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors. Maintaining adequate sector representation within INDU is also a consideration in the selection process. Companies should be incorporated and headquartered in the U.S., with a plurality of revenues derived from the U.S.
INDU is maintained by an Averages Committee comprised of three representatives of S&P Dow Jones Indices LLC and two representatives of The Wall Street Journal (“WSJ”). The Averages Committee was created in March 2010, when Dow Jones Indexes became part of CME Group Index Services, LLC, a joint venture company owned by CME Group Inc. and by Dow Jones & Company, Inc. In July 2012, The McGraw-Hill Companies, now S&P Global Inc., and CME Group Inc. launched S&P Dow Jones Indices LLC (the “Index Sponsor”).
Changes to INDU are made on an as-needed basis. There is no annual or semi-annual reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time.
INDU is price weighted rather than market capitalization weighted. Therefore, the component stock weightings are affected only by changes in the stocks’ prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of INDU is the sum of the primary exchange prices of each of the 30 common stocks included in INDU, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for composition changes, stock dividends, stock splits, other corporate actions and other price adjustments. The current divisor of INDU is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating INDU, no assurance can be given that the Index Sponsor will not modify or change this methodology in a manner that may affect the return on your investment.
The level of INDU is the sum of the primary exchange prices of each of the 30 component stocks included in INDU, divided by a divisor that is designed to provide a meaningful continuity in the level of INDU. Because INDU is price-weighted, stock splits or changes in the component stocks could result in distortions in INDU level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within INDU. The current divisor of INDU is published daily in the WSJ and other publications. In addition, other statistics based on INDU may be found in a variety of publicly available sources. The current formula used to calculate divisor adjustments is as follows: the new divisor (i.e., the divisor on the next trading session) is equal to (1) the divisor on the current trading session times (2) the quotient of (a) the sum of the adjusted (for stock dividends, splits, spin-offs and other applicable corporate actions) closing prices of the constituents of INDU on the current trading session and (b) the sum of the unadjusted closing prices of the constituents of INDU on the current trading session.
As of October 31, 2019, the sectors comprising INDU, by weight and based on a proprietary sector classification system used for Dow Jones indices, are: Information Technology (20.3%), Industrials (19.7%), Financials (14.7%), Consumer Discretionary (13.1%), Health Care (12.8%), Consumer Staples (8.8%), Communication Services (4.8%), Energy (4.6%) and Materials (1.3%). As of the close of business on September 21, 2018, the Index Sponsor and MSCI Inc. updated the sector classification system. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018).

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We have derived all information regarding INDU from publicly available information. Such information reflects the policies of, and is subject to change by, the Index Sponsor. The Index Sponsor owns the copyright and all other rights to INDU. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, INDU. Historical performance of INDU is not an indication of future performance. Future performance of INDU may differ significantly from historical performance, either positively or negatively.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. Dow Jones®, DJIA®, The Dow® and INDU are trademarks of Dow Jones and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by us.  INDU is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.
The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of INDU to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to INDU is the licensing of INDU and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  INDU is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating INDU.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes.  There is no assurance that investment products based on INDU will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.  Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of INDU.  It is possible that this trading activity will affect the value of the Notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF INDU OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INDU OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Historical Information
The graph below illustrates the performance of the Reference Asset from November 29, 2009 through November 29, 2019.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of the Reference Asset. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

Dow Jones Industrial Average®

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Russell 2000® Index
All disclosures contained in this pricing supplement regarding the Russell 2000® Index (the “RTY”), including, without limitation, its makeup, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Frank Russell Company (“Russell”). Russell, which owns the copyright and all other rights to the RTY, has no obligation to continue to publish, and may discontinue publication of, the RTY.
Russell began dissemination of the RTY on January 1, 1984 and calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by Russell without regard to the Notes.
Selection of Stocks Underlying the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.
An important criteria used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. Indices. Business development companies, exchange traded funds and mutual funds are also excluded. Bulletin board, pink-sheets, and OTC traded securities are not eligible for inclusion.
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the RTY on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.
After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

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License Agreement
The Russell 2000® Index is a trademark of Russell and has been licensed for use by TD. The Notes are not sponsored, endorsed, sold or promoted by Russell and Russell makes no representation regarding the advisability of investing in the Notes.
Russell does not guarantee the accuracy and/or the completeness of the Russell 2000® Index or any data included in the Russell 2000® Index and has no liability for any errors, omissions, or interruptions in the Russell 2000® Index. Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Notes, or any other person or entity from the use of the Russell 2000® Index or any data included in the Russell 2000® Index in connection with the rights licensed under the license agreement described in this document or for any other use. Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Russell 2000® Index or any data included in the Russell 2000® Index. Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.
The Notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the Russell 2000® Index is based. Russell's only relationship to TD is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index, which is determined, composed and calculated by Russell without regard to TD or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.
“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.

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Historical Information
The graph below illustrates the performance of the Reference Asset from November 29, 2009 through November 29, 2019.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of the Reference Asset. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
Russell 2000® Index (RTY)

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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S&P 500® Index
The S&P 500® Index (“SPX”) includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (“NYSE”) and not all 500 companies are listed on the NYSE. S&P Dow Jones Indices LLC (the “Index Sponsor” for SPX), chooses companies for inclusion in the SPX with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Although the SPX contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the SPX prior to July 31, 2017 may be represented by multiple share class lines in the SPX. The SPX is calculated, maintained and published by the Index Sponsor and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: us.spindices.com/indices/equity/sp-500 and spdji.com/. We are not incorporating by reference the websites or any material they include in this document or any document incorporated herein by reference.
The Index Sponsor intends for the SPX to provide a performance benchmark for the large-cap U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Constituent changes are generally announced one to five business days prior to the change. Relevant criteria for additions to the SPX that are employed by the Index Sponsor include: the company proposed for addition should have an unadjusted company market capitalization of $8.2 billion or more and a security level float-adjusted market capitalization that is at least $4.1 billion (for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded in the proposed constituent to float-adjusted market capitalization of that company should be 1.00 or greater and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX (each, an “eligible exchange”)); the proposed constituent has a public float of 50% or more of its stock; the inclusion of the company will contribute to sector balance in the SPX relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for initial public offerings, the company must be traded on an eligible exchange for at least twelve months. In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the SPX without meeting the financial viability, public float and/or liquidity eligibility criteria if the S&P Index Committee decides that such an addition will enhance the representativeness of the SPX as a market benchmark. Certain types of organizational structures and securities are always excluded, including business development companies, limited partnerships, master limited partnerships, limited liability companies, OTC bulletin board issues, closed-end funds, ETFs, exchange-traded notes, royalty trusts, tracking stocks, preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts. SPX Constituents are deleted from the SPX when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. SPX Constituents that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in the Index Sponsor’s discretion. The Index Sponsor evaluates additions and deletions with a view to maintaining SPX continuity.
For constituents included in the SPX prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the SPX, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions. It is possible that one listed share class line of a company may be included in the SPX while a second listed share class line of the same company is excluded. For companies that issue a second publicly traded share class to SPX share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.
As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.
As of October 31, 2019, the 500 companies included in the Reference Asset were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Information Technology (22.3%); Health Care (14.0%); Financials (13.0%); Communication Services (10.4%); Consumer Discretionary (10.0%); Industrials (9.2%); Consumer Staples (7.4%); Energy (4.3%); Utilities (3.5%); Real Estate (3.1%); and Materials (2.7%). (Sector designations are determined by the Index Sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.) As of the close of business on September 21, 2018, the Index Sponsor and MSCI Inc. updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment

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streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes were effective for the SPX as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.
Calculation of the SPX
The SPX is calculated using a base-weighted aggregative methodology. The level of the SPX on any day for which a level is published is determined by a fraction, the numerator of which is the aggregate of the market price of each SPX Constituent times the number of shares of such Reference Asset Constituent, and the denominator of which is the divisor, which is described more fully below. The “market value” of any Reference Asset Constituent is the product of the market price per share of that Reference Asset Constituent times the number of the then-outstanding shares of such Reference Asset Constituent that are then included in the SPX.
The SPX is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by the Index Sponsor that is intended to maintain conformity in SPX levels over time and is adjusted for all changes in the Reference Asset Constituents’ share capital after the “base date” as described below. The level of the SPX reflects the total market value of all Reference Asset Constituents relative to the SPX’s base date of 1941-43.
In addition, the SPX is float-adjusted, meaning that the share counts used in calculating the SPX reflect only those shares available to investors rather than all of a company’s outstanding shares. The Index Sponsor seeks to exclude shares held by certain shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, publicly traded companies that hold shares for control in another company, strategic partners, holders of restricted shares, employee stock ownership plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (except government retirement or pension funds) and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “control holders”). To this end, the Index Sponsor excludes all share-holdings (other than depositary banks, pension funds, mutual funds, exchange-traded fund providers, 401(k) plans of the company, government retirement and pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations, savings plans and investment plans) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in SPX calculations.
The exclusion is accomplished by calculating an Investable Weight Factor (IWF) for each Reference Asset Constituent that is part of the numerator of the float-adjusted index fraction described above:
IWF = (available float shares)/(total shares outstanding)
where available float shares is defined as total shares outstanding less shares held by control holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.
Maintenance of the SPX
In order to keep the SPX comparable over time the Index Sponsor engages in a SPX maintenance process. The SPX maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the SPX, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the SPX methodology, at least once within any 12 month period, the S&P Index Committee reviews the SPX methodology to ensure the SPX continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the SPX, or investment and financial experts.
Divisor Adjustments
The two types of adjustments primarily used by the Index Sponsor are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the SPX. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected Reference Asset Constituent and consequently of altering the aggregate market value of the Reference Asset Constituents following the event. In order that the level of the SPX not be affected by the altered market value (which could be an increase or decrease) of the affected Reference Asset Constituent, the Index Sponsor generally derives a new divisor by dividing the post-event market value of the Reference Asset Constituents by the pre-event SPX level, which has the effect of reducing the SPX’s post-event level to the pre-event level.
Changes to the Number of Shares of a Constituent
The SPX maintenance process also involves tracking the changes in the number of shares included for each of the Reference Asset Constituents. The timing of adjustments to the number of shares depends on the type of event causing the change, and whether

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the change represents 5% or more of the total share count (for companies with multiple share class lines, the 5% threshold is based on each individual share class line rather than total company shares). Changes as a result of mergers or acquisitions are implemented when the transaction occurs. At the Index Sponsor’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made at the quarterly share updates as described below. Changes in a constituent’s total shares of 5% or more due to public offerings (which must be underwritten, have a publicly available prospectus or prospectus summary filed with the Securities and Exchange Commission and include a public confirmation that the offering has been completed) are implemented as soon as reasonably possible. Other changes of 5% or more are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. For changes of less than 5%, on the third Friday of the last month in each calendar quarter, the Index Sponsor updates the share totals of companies in the SPX as required by any changes in the number of shares outstanding. The Index Sponsor implements a share / IWF freeze beginning after the market close on the Tuesday preceding the second Friday of each quarterly rebalancing month and ending after the market close on the third Friday of the quarterly rebalancing month. During this frozen period, shares and IWFs are not changed except for certain corporate action events (merger activity, stock splits and rights offerings).
Adjustments for Corporate Actions
There is a large range of corporate actions that may affect companies included in the SPX. Certain corporate actions require the Index Sponsor to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the level of the SPX from changing as a result of the corporate action. This helps ensure that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX.
Spin-Offs
As a general policy, a spin-off security is added to the SPX at a zero price at the market close of the day before the ex-date (with no divisor adjustment). The spin-off security will remain in the SPX if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the SPX, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). If there is a gap between the ex-date and distribution date (or payable date), or if the spin-off security does not trade regular way on the ex-date, the spin-off security is kept in the SPX until the spin-off security begins trading regular way.
Several additional types of corporate actions, and their related adjustments, are listed in the table below.
Corporate Action	Share Count Revision Required?	Divisor Adjustment Required?

Stock split	Yes – share count is revised to reflect new count.	No – share count and price changes are off-setting
Change in shares outstanding (secondary issuance, share repurchase and/or share buy-back)	Yes – share count is revised to reflect new count.	Yes
Special dividends	No	Yes – calculation assumes that share price drops by the amount of the dividend; divisor adjustment reflects this change in index market value
Change in IWF	No	Yes – divisor change reflects the change in market value caused by the change to an IWF
Company added to or deleted from the SPX	No	Yes – divisor is adjusted by the net change in market value, calculated as the shares issued multiplied by the price paid
Rights Offering	No	Yes – divisor adjustment reflects increase in market capitalization (calculation assumes that offering is fully subscribed)

Recalculation Policy
The Index Sponsor reserves the right to recalculate and republish the SPX at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed corporate event; (3) incorrect application of corporate action or SPX methodology; (4) late announcement of a corporate event; or (5) incorrect calculation or data entry error. The decision to recalculate the SPX is made at the discretion of the index manager and/or index committee, as further discussed below. The potential market impact or disruption resulting from the potential recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed corporate event or a misapplied corporate action, a late announcement of a corporate event, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, the index manager may, at his or her discretion, recalculate the SPX without involving the index committee. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the SPX should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of Reference Asset Constituents, the index committee shall determine whether or not to recalculate the SPX following specified guidelines. In the event that the SPX is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

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Calculations and Pricing Disruptions
Closing levels for the SPX are calculated by the Index Sponsor based on the closing price of the individual constituents of the SPX as set by their primary exchange. Closing prices are received by the Index Sponsor from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Prices used for the calculation of real time SPX levels are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.
If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spdji.com indicating any changes to the prices used in SPX calculations. In extreme circumstances, the Index Sponsor may decide to delay SPX adjustments or not publish the SPX. Real-time indices are not restated.
Unexpected Exchange Closures
An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.
To a large degree, the Index Sponsor is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. The Index Sponsor’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.
NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.
3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, the Index Sponsor also uses 3:00 PM ET as the cutoff.
If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, the Index Sponsor will take the following actions:
Market Disruption Prior to Open of Trading:
(i)    If all exchanges indicate that trading will not open for a given day, the Index Sponsor will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.
(ii)   If exchanges indicate that trading, although delayed, will open for a given day, the Index Sponsor will begin index calculation when the exchanges open.
Market Disruption Intraday:
(i)    If exchanges indicate that trading will not resume for a given day, the SPX level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday SPX levels will continue to use the last traded composite price until the primary exchange publishes official closing prices.

License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by the Index Sponsor. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s Financial Services LLC. These trademarks have been sublicensed for certain purposes by us. The SPX is a product of the Index Sponsor and/or its affiliates and has been licensed for use by us.
The Notes are not sponsored, endorsed, sold or promoted by the Index Sponsor, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPX will accurately track SPX performance or provide positive investment returns. S&P and its subsidiaries are not investment

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advisers. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the Notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Historical Information
The graph below illustrates the performance of the Reference Asset from November 29, 2009 through November 29, 2019.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

S&P 500® Index (SPX)

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Except as discussed below under “Non-U.S. Holders”, this discussion applies to you only if you are a U.S. holder, as defined in the product prospectus supplement. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes as prepaid derivative contracts with respect to the Reference Assets. Pursuant to this treatment, upon the taxable disposition of your Notes you generally should recognize gain or loss equal to the difference between the amount realized on such taxable disposition and your tax basis in the Notes. Your tax basis in a Note generally should equal your cost for the Note. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences – Alternative Treatments” in the product prospectus supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. holders and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

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Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the issuer of any Reference Asset Constituent would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2021.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Asset or any U.S. Reference Asset Constituent, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any Reference Asset Constituent or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

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Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non- U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non- U.S. or other taxing jurisdiction (including that of TD).

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, or will offer the Notes directly to investors. TDS or other registered broker-dealers will generally offer the Notes at the public offering price set forth on the cover hereof. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $995.00 (99.50%) per Note. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to European Economic Area Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions on the Pricing Date, and will be communicated to investors in a final pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value range for the Notes. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

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